MINNESOTA BANK & TRUST CONTACT:	HEARTLAND CONTACT:
Kate Kelly	John K. Schmidt
President and CEO	Executive Vice President
(612) 790-9102	Chief Financial Officer/COO
(563) 589-1994

FOR IMMEDIATE RELEASE

HEARTLAND FINANCIAL USA TO EXPAND INTO MINNEAPOLIS MARKET

Minnesota Bank & Trust plans first quarter 2008 opening

Dubuque, Iowa, October 18, 2007—Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that it intends to enter the Minneapolis, Minnesota market through the formation of a new full service community bank to be known as Minnesota Bank & Trust.  While the new entity is being organized, Heartland will initially operate a loan production office (LPO) through Heartland’s flagship bank, Dubuque Bank and Trust Company.  The loan production office is expected to open by year’s end.

While Minnesota Bank & Trust awaits state and federal regulatory approvals, the loan production office will provide lending services to small and middle market businesses.     Both the Bank and the LPO will operate from offices located at the Centennial Lakes Office Park in Edina at 7701 France Ave. South. The bank is anticipating a first quarter 2008 opening, at which time it will offer a full range of private banking, investment management and trust services along with business and consumer banking services.

In addition to serving small and mid-size businesses, the bank plans to build strong relationships with high net worth individuals, business owners and employees of its business clients, all segments that it believes are currently underserved by regional and national banks. The bank plans to utilize the most current banking technologies including business and personal online banking, online bill payment, cash management, remote deposit capture, and in keeping with its high-touch strategy -- personal visits from bank officers.

Kate Kelly has been selected to serve as president and chief executive officer of Minnesota Bank & Trust and will be responsible for the bank’s development and expansion efforts.  Her background includes 22 years of experience in commercial banking, private banking and wealth management leadership positions. Most recently, Kelly served as region president at Bremer Bank leading its wealth management business lines. Previously, she was district manager of corporate banking at U. S. Bancorp.  A St. Cloud, Minnesota native, Kelly is a graduate of the College of St. Catherine in St. Paul and earned her MBA at Carlson School of Management at the University of Minnesota. She currently serves on the board of ServeMinnesota and is chairperson of the Business Advisory Committee for the Minnesota Reading Corp.

Kelly and the bank’s Twin Cities–based organizers identified the opportunity for a new local bank that would be more responsive to the needs of local businesses and wealth management clients and thereby provide better overall service. “We speak from experience,” commented Kelly, “Mergers and acquisitions have opened the door for us to serve clients who prefer the responsiveness and attentiveness of a local bank. With the capabilities, resources and back office support of a larger organization like Heartland, we plan to provide the best of all worlds to our clients.”

Minnesota Bank & Trust will have local ownership and a local board of directors with extensive business experience and contacts in the Twin Cities. Kelly’s management team and officers will be recruited from the Twin Cities market. The bank’s business plan outlines a growth strategy that focuses on local decision-making, community involvement and a commitment to the success of local businesses and entrepreneurs.

“Minnesota Bank & Trust will be a bank that understands the people who own and operate companies. We will pay attention to the ‘little things’ these businesses and individuals expect from their bank,” Kelly said.

"Kate is a great addition to our team," said Lynn B. Fuller, president and CEO of Heartland Financial USA, Inc. "Her commercial, private banking and wealth management experience, leadership capabilities, and relationships throughout the Twin Cities will help drive the growth we plan to achieve in our first expansion into Minnesota. We look forward to continuing to expand our presence through additional strategic hires and branch locations."

After establishing Minnesota Bank & Trust’s initial location in Edina, the bank will begin planning additional offices in Hennepin County and surrounding areas.

About Heartland Financial USA:
Heartland Financial USA, Inc. is a $3.2 billion diversified financial services company providing banking, mortgage, wealth management, insurance and consumer finance services to individuals and businesses. The company has 58 banking locations in 39 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana and Colorado. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Included with this release:
•	Photo of Kate Kelly

Safe Harbor Statement
This release, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Heartland’s financial condition, results of operations, plans, objectives, future performance and business.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as believe, expect, anticipate, plan, intend, estimate, may, will, would, could, should or similar expressions.  Additionally, all statements in this release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following:  (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii)  the loss of key executives or employees; (viii)  changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, is included in its filings with the Securities and Exchange Commission.